Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN MUTUAL HOLDING COMPANY
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
The corporation hereinafter named (“Corporation”) does hereby adopt the following Amended and Restated Articles of Incorporation:
1. The name of the Corporation is American Mutual Holding Company. These amended and restated articles of incorporation change the name of the Corporation to “AmerUs Group Co.” and effect other corporate changes.
2. The Articles of Incorporation of the Corporation are amended and restated so as henceforth to read in their entirety as follows:
ARTICLE I
NAME
The name of the corporation is AmerUs Group Co. (the “Corporation”) by which name it shall continue to do business and shall have and retain all of its property, rights and privileges.
ARTICLE II
PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT
The location of the principal executive office of the Corporation is 699 Walnut Street, Des Moines, Iowa 50309. The registered office of the Corporation shall be at the same address and the name of its initial registered agent under these Amended and Restated Articles of Incorporation at that office is James A. Smallenberger.
ARTICLE III
PERPETUAL EXISTENCE
The Corporation shall have perpetual existence.

ARTICLE IV
PURPOSES
The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act.
ARTICLE V
EXEMPTION OF PRIVATE PROPERTY
The private property of the shareholders, directors, officers, agents and managers of the Corporation shall in no case be liable for corporate debts, but shall be exempt therefrom.
ARTICLE VI
CAPITALIZATION
Section 1.
The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares, of which twenty million (20,000,000) shares shall be preferred stock, no par value, issuable in one or more series and two hundred thirty million (230,000,000) shares shall be common stock, no par value.
Section 2.
The shares of common stock of the Corporation shall, in all respects, entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations and restrictions as all other holders of common stock. The shares of common stock of the Corporation are and shall be subject to the relative rights, preferences, qualifications, limitations, and restrictions of any class or series of preferred stock now or hereafter issued by the Corporation.
Section 3.
The Board of Directors of the Corporation is hereby expressly authorized, at any time and from time to time, to divide the shares of preferred stock into one or more series, to issue from time to time in whole or in part the shares of preferred stock or the shares of any series thereof, and in the resolution or resolutions providing for the issue of shares of preferred stock or of a particular series to fix and determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that may be desired, to the fullest extent now or hereafter permitted by Section 490.602 of the Iowa Business Corporation Act, as amended from time to time; provided, however, in no event shall preferred stock have more than one vote for each share of preferred stock.

Section 4.
No shareholder of the Corporation shall be entitled to exercise any right of cumulative voting.
ARTICLE VII
MANAGEMENT
Section 1.
The business and affairs of the Corporation shall be under the direction of the Board of Directors. The authorized number of directors shall in no case be fewer than seven (7) or more than twenty-one (21). The exact number of directors within such range shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.
Section 2.
The directors of the Corporation, other than those who may be elected by the holders of any class or series of preferred stock, shall be divided into three classes, as nearly equal in number as reasonably possible, determined by terms expiring in successive years: Class I, Class II and Class III. The directors in Class I shall be Wesley H. Boldt, Des Moines, Iowa; Roger K. Brooks, Des Moines, Iowa; and F. A. Wittern, Jr., West Des Moines, Iowa; and each such person shall serve a term expiring at the first annual shareholders’ meeting following the effective date hereof; the directors in Class II shall be John R. Albers, Dallas, Texas; Dr. Joseph A. Borgen, St. Charles, Iowa; Thomas F. Gaffney, Tierra Verde, Florida; and Jack C. Pester, Houston, Texas; and each such person shall serve a term expiring at the second annual shareholders’ meeting following the effective date hereof; and the directors in Class III shall be Malcolm Candlish, Osprey, Florida; Ralph W. Laster, Jr., Topeka, Kansas; John W. Norris, Jr., Richardson, Texas; and John A. Wing, Evanston, Illinois; and each such person shall serve a term expiring at the third annual shareholders’ meeting following the effective date hereof. After the initial term of the directors of a class of directors under these Amended and Restated Articles of Incorporation, each director of such class as may be elected shall be elected for a term expiring on the third annual shareholders’ meeting following the annual meeting at which such director is elected. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is duly elected and qualified, and shall be eligible for re-election.
Section 3.
The Board of Directors shall have the power without the assent or vote of the shareholders of the Corporation to adopt such Bylaws and rules and regulations for the transaction of business of the Corporation not inconsistent with these Amended and Restated Articles of Incorporation or the laws of the State of Iowa, and to amend, alter or repeal such Bylaws, rules or regulations. Advance notice of nominations for the election of directors and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation. The Board of Directors may fix reasonable compensation of the directors for their services.
Section 4.
A majority of the directors then in office, in their sole discretion, and whether or not consisting of less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal or otherwise, and may elect directors to fill any newly created directorships. Except as otherwise expressly provided by law and subject to the terms of any preferred stock, the shareholders may not elect a replacement director to fill any vacancy on the Board of Directors caused by death, resignation, retirement, disqualification, removal or otherwise, and may not elect directors to fill any newly created directorships. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of the office for which candidates are nominated and elected shall be divided as set forth in Section 2 of this Article VII. A director may be removed with or without cause by the shareholders.
ARTICLE VIII
INDEMNIFICATION
The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(5) of the Iowa Business Corporation Act) for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the Corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.
ARTICLE IX

DIRECTORS NOT PERSONALLY LIABLE
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.
ARTICLE X
ADOPTION OF IOWA BUSINESS CORPORATION ACT
The Corporation voluntary elects to adopt the provisions of the Iowa Business Corporation Act pursuant to Section 490.1701, of the Iowa Business Corporation Act.
ARTICLE XI
CORPORATE SEAL
The Corporation shall have no corporate seal.
ARTICLE XII
TERMS OF SERIES A NON-COMULATIVE PERPETUAL PREFERRED STOCK
The terms, rights and preferences of the Series A Non-Cumulative Perpetual Preferred Stock are set forth in Attachment A to the Amended and Restated Articles of Incorporation.
1. The date of adoption of the Amended and Restated Articles of Incorporation by the Board of Directors of the Corporation was December 17, 1999.
2. The duly adopted Amended and Restated Articles of Incorporation supersedes the original articles of incorporation and all amendments therein.
3. The Amended and Restated Articles of Incorporation amend the original articles of incorporation. The designation, number of members of the Corporation qualified to vote, number of votes entitled to be cast by each voting group entitled to vote separately on the

Amended and Restated Articles of Incorporation, and the number of votes of each voting group indisputably represented at the meeting is as follows:

	NUMBER OF	VOTES ENTITLED
	MEMBERS	TO BE CAST ON	VOTES
DESIGNATION OF	ENTITLED TO	RESTATED	REPRESENTED AT
GROUP	VOTE	ARTICLES	MEETING
Members qualified to vote	295,126	295,126	101,837
4a. The total number of votes cast for and against the Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the Amended and Restated Articles of Incorporation is as follows:

VOTING GROUP	VOTES FOR	VOTES AGAINST
Members qualified to vote	99,337	2,500
The number of votes cast for the Amended and Restated Articles of Incorporation by each voting group was sufficient for approval by that voting group.
5. The effective time and date of these Amended and Restated Articles of Incorporation shall be the time and date of filing of these Amended and Restated Articles of Incorporation by the Secretary of State of Iowa.

IN WITNESS WHEREOF, American Mutual Holding Company has caused this Amended and Restated Articles of Incorporation to be signed by Roger K. Brooks, its Chairman, President and Chief Executive Officer, this 20th day of September, 2000.

American Mutual Holding Company
By:	/s/ Roger K. Brooks
Roger K. Brooks, Chairman, President
and Chief Executive Officer

ATTEST:

/s/ James A. Smallenberger James A. Smallenberger, Secretary

STATE OF IOWA )
)SS
COUNTY OF POLK )
On this 20th day of September, 2000, before me, the undersigned, a Notary Public in and for said State, personally appeared Roger K. Brooks and James A. Smallenberger, being by me duly sworn, did say that Roger K. Brooks is the Chairman, President and Chief Executive Officer and that James A. Smallenberger is the Secretary of American Mutual Holding Company, executing the within and foregoing instrument; that said instrument was signed on behalf of said Corporation by authority of its Board of Directors; and the said Chairman, President and Chief Executive Officer, and Secretary, severally as such officer, acknowledged the execution of said instrument to be the voluntary act and deed of said Corporation, by it and by him voluntarily executed.

/s/ Juli L. Aldrich
Notary Public in and for said State

Attachment A
TERMS
OF
SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
AMERUS GROUP CO.

          AmerUs Group Co., an Iowa corporation (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on September 15, 2005 (the “September 15 Resolutions”) and by the Pricing Committee (the “Pricing Committee”) of the Board of Directors on September 21, 2005 (the “September Resolutions”) pursuant to authority conferred upon the Board of Directors by the provisions of the amended and restated articles of incorporation of the Corporation authorizing the Corporation to issue up to 20 million shares of preferred stock with no par value (“Preferred Stock”), and pursuant to authority conferred upon the Pricing Committee in accordance with Section 490.825 of the Iowa Business Corporation Act, Article V, Section 5.2 of the amended and restated by-laws of the Corporation and the September Resolutions:
1. On September 15, 2005, the Board of Directors adopted the following resolution authorizing the Pricing Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock:
          “RESOLVED, that the ad hoc pricing committee (the “Pricing Committee”) of the Board, consisting of David A. Arledge, Thomas F. Gaffney and Thomas C. Godlasky, is hereby authorized and empowered to determine the final terms of the Preferred Stock and the offering thereof, including, without limitation, (i) appointing any additional Underwriters in connection with the Preferred Stock Offering, (ii) determining the aggregate number of shares of Preferred Stock to be sold in the Preferred Stock Offering, the dividend rate on the Preferred Stock, the voting rights of the Preferred Stock, the liquidation preference of the Preferred Stock, the price at which the Preferred Stock may be sold in the Preferred Stock Offering and the discount or commission to be paid to the Underwriters, the final terms of the Preferred Stock Underwriting

Agreement, the final terms of the Preferred Stock Articles of Amendment and all other matters with respect to the Preferred Stock Offering, (iii) reviewing the Prospectus Supplement, and all other documents as the Pricing Committee in its discretion deems necessary or appropriate in order to effect the Preferred Stock Offering, and (iv) approving or rejecting any of the foregoing proposed instruments and taking all such further action as the Pricing Committee may deem to be necessary or appropriate in connection with the various transactions contemplated by the Prospectus Supplement, the Underwriting Agreement and the Preferred Stock Articles of Amendment, as the case may be.”
2. On September 21, 2005, the Pricing Committee, pursuant to the authority conferred upon it by Section 490.825 of the Iowa Business Corporation Act, Article V, Section 5.2 of the amended and restated by-laws of the Corporation and resolutions of the Board of Directors adopted on September 15, 2005, duly adopted the following resolution:
          “RESOLVED, that the Pricing Committee hereby authorizes and approves in all respects the final terms of the Underwriting Agreement and Preferred Stock Articles of Amendment (as defined in the September Resolutions) substantially in the form provided to the Pricing Committee, which forms are incorporated herein by reference and attached as Exhibit A hereto, with such further changes as the Authorized Officers (as defined in the September Resolutions) deem necessary or appropriate upon the advice of counsel, and the consummation of the transactions contemplated thereby, including but not limited to the Underwriters’ purchase of the Preferred Stock at a purchase price of (i) 96.85%, with respect to the sale of shares of Preferred Stock to retail investors, and (ii) 98%, with respect to the sale of shares of Preferred Stock to institutional investors, of the principal amount of the Preferred Stock, be, and hereby are, adopted and approved in all respects.”
3. Accordingly, the designation, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of the Preferred Stock, as set forth in Exhibit A to the September Resolutions, have been fixed as follows:
          SECTION 1. Designation. The distinctive serial designation of such series is “Series A Non-Cumulative Perpetual Preferred Stock” (“Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.
          SECTION 2. Number of Shares. The number of shares of Series A Preferred Stock shall be 6,000,000 (6,900,000 if the underwriters exercise their option to purchase additional shares of the Series A Non-Cumulative Perpetual Preferred Stock in full). Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

          SECTION 3. Definitions. As used herein with respect to the Series A Preferred Stock:
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized or obligated by law, regulation or executive order to close.
          “Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act. The Depository Trust Corporation will be the initial Clearing Agency.
          “Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.
          “Common Stock” means the common stock, with no par value, of the Corporation.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the term remaining to the Dividend Payment Date on September 15, 2010 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate perpetual preferred stock having similar terms as the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of the issuer of such preferred stock.
          “Comparable Treasury Price” means, with respect to any redemption date for the Series A Preferred Stock, the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
          “Dividend Parity Stock” has the meaning assigned to such term in Section 7(b).
          “Dividend Payment Date” has the meaning assigned to such term in Section 4(a).
          “Dividend Period” means each period commencing on a Dividend Payment Date and continuing to, but not including, the next succeeding Dividend Payment Date (except that the first Dividend Period shall commence upon the date of initial issuance of the Series A Preferred Stock).
          “Dividend Rate” means 7.25% per annum.
          “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Corporation.

          “Issue Date” means the initial date of delivery of shares of Series A Preferred Stock.
          “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Liquidation Preference” has the meaning assigned to such term in Section 5(a).
          “Owner” means each Person who is the beneficial owner of a Series A Preferred Stock Certificate as reflected in the records of the Clearing Agency or, if a Clearing Agency Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).
          “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.
          “Reference Treasury Dealer” means each of three primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Corporation; provided that if any Primary Treasury Dealer as specified by the Corporation ceases to be a Primary Treasury Dealer, the Corporation shall substitute for such Primary Treasury Dealer another Primary Treasury Dealer and if the Corporation fails to select a substitute within a reasonable period of time, then the substitute shall be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Corporation.
          “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Series A Preferred Stock Certificate” means a certificate evidencing ownership of a share or shares of Series A Preferred Stock.
          “Treasury Rate” means the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
SECTION 4. Dividends.
(a) General.
     (i) Dividend Payment Dates, Dividend Rate, Etc. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative cash dividends at the Dividend Rate applied to the Liquidation Preference per share, accruing on each share of Series A Preferred Stock (i) if issued on the Issue Date, from the Issue Date, and (ii) if additional shares of Series A Preferred Stock are issued thereafter, from (x) the Issue Date if such date is before the Dividend Payment Date on December 15, 2005, (y) the date of issue if such date is a Dividend Payment Date and (z) from the immediately preceding Dividend Payment Date if the date of issue is other than a Dividend Payment Date after the Dividend Payment Date on December 15, 2005, payable quarterly on the 15th day of each March, June, September and December in each year, commencing on December 15, 2005, with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record on the respective date, which date shall not be more than 60 nor less than 10 days preceding such Dividend Payment Date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend.
     (ii) Business Day Convention. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, with the same force and effect as if payment were made on the date such payment was originally payable.
     (iii) Day Count Convention. The amount of dividends payable per share of Series A Preferred Stock on each Dividend Payment Date will be computed on the basis of a 360-day year of twelve-30 day months.
     (b) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest with respect to such dividends, whether or not dividends are declared on Series A Preferred Stock for any subsequent Dividend Period.

     (c) Priority of Dividends.
     (i) Junior Stock. So long as any share of Series A Preferred Stock remains outstanding, during a Dividend Period no dividend whatsoever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) purchases or acquisitions of the Common Stock in connection with (a) the Corporation’s obligations under any employee or agent benefit plans of the Corporation or (b) the Corporation’s obligations pursuant to any contract or security outstanding on the date hereof, which contract or security requires the Corporation to purchase shares of the Common Stock, (ii) as a result of a reclassification the Corporation’s capital stock or the exchange or conversion of one class or series of the Corporation’s capital stock for another class or series of the Corporation’s capital stock, (iii) the purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged or (iv) dividends or distributions in the Common Stock (or rights to acquire Junior Stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock (other than repurchases or redemptions of Junior Stock from the issuance or exchange of capital stock of the Corporation ranking senior or pari passu to the Series A Preferred Stock) or redemptions or repurchases of any rights outstanding under a shareholder rights plan of the Corporation) unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid. Subject to this Section 4(c)(i), but not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.
     (ii) Parity Stock. When dividends for any Dividend Period are not paid in full upon the shares of Series A Preferred Stock for any reason, and not paid in full upon any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and all Parity Stock for such Dividend Period shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends per share on the shares of Series A Preferred Stock and all such Parity Stock otherwise payable on the applicable Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.
          SECTION 5. Liquidation Rights.
          (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, holders of Series A Preferred

Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to $25 per share (the “Liquidation Preference”), together with an amount equal to all declared and unpaid dividends, without accumulation of any undeclared dividends.
          (b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference plus declared and unpaid dividends, without accumulation of any undeclared dividends, in full to all holders of Series A Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences of Series A Preferred Stock and all such Parity Stock.
          (c) Residual Distributions. If the Liquidation Preference plus declared and unpaid dividends, without accumulation of any undeclared dividends, have been paid in full to all holders of Series A Preferred Stock and the liquidation preference of any Parity Stock has been paid in full to all holders of such Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A Preferred Stock receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.
          SECTION 6. Redemption.
          (a) Redemption. The Corporation, at the option of its Board of Directors, may, upon notice given as provided in Section 6(c), redeem the shares of Series A Preferred Stock at the time outstanding: (i) in whole prior to September 15, 2010 at a cash redemption price equal to the greater of (x) $25 per Share or (y) the sum of the present values of $25 per Share and all undeclared dividends for the Dividend Periods from the redemption date to and including the Dividend Payment Date on September 15, 2010, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as calculated by an Independent Investment Banker, plus 139.5 basis points if redeemed on or prior to September 15, 2006, or 25 basis points if redeemed thereafter, and in each of cases (x) and (y), plus declared and unpaid dividends to the redemption date; or (ii) in whole or, subject to Section 6(b), in part, at any time on or after September 15, 2010 at a cash redemption price of $25 per share plus declared and unpaid dividends to the date fixed for redemption, without accumulation of any undeclared dividends.
          (b) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either (i) pro rata from the holders of record of the shares of Series A Preferred Stock in proportion to the number of shares held by such holders, (ii) by lot or (iii) in such other manner as the Board of Directors may determine to be fair and equitable. A redemption of shares of Series A Preferred Stock in part may be made only if, after giving effect to such redemption, not less than 2,000,000 shares of Series A Preferred Stock will remain outstanding. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. Holders of shares of Series A Preferred Stock shall have no right to require the redemption or repurchase of any of the shares of Series A Preferred Stock.
          (c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where the shares of Series A Preferred Stock are to be redeemed; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.
          (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
          SECTION 7. Voting Rights.
          (a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth in this Section 7 or as otherwise required by law.

          (b) Right to Elect Two Directors Upon Non-Payment of Dividends. If the Corporation has failed to pay dividends on Series A Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with Series A Preferred Stock as to payment of dividends (any such class or series being herein referred to as “Dividend Parity Stock”) on six quarterly Dividend Payment Dates after the Issue Date (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series A Preferred Stock, together with the holders of all other affected classes and series of Dividend Parity Stock, similarly entitled to vote for the election of two additional directors, voting separately as a single class, shall be entitled to elect the two additional directors at any annual meeting of stockholders or any special meeting of the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, called as hereinafter provided. Whenever full dividends have been paid regularly on the Series A Preferred Stock and Dividend Parity Stock, which is similarly entitled to vote for the election of a total of two additional directors, then outstanding, if any, for at least one year, then beginning at such date the right of the holders of Series A Preferred Stock and such Dividend Parity Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), and the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Stock and such Dividend Parity Stock, the Secretary of the Corporation may, and upon the written request of at least 20% of the holders of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of shares of Series A Preferred Stock and such

Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the directors elected by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining director elected by the holders of Series A Preferred Stock and such Dividend Parity Stock for which dividends have not been paid, and which is similarly entitled to vote for the election of a total of two additional directors, or the successor of such remaining director. Any director elected by the holders of the shares of Series A Preferred Stock and any Dividend Parity Stock for which dividends have not been paid, and which have voted in the election of such director, may be removed at any time without cause by the holders of a majority of the shares of Series A Preferred Stock and any other class or series of the Corporation’s stock that (i) ranks on parity with the Shares as to payment of dividends and for which dividends have not been paid, and (ii) voted in the election for such director, when such holders have the voting power described above.
          (c) Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the amended and restated articles of incorporation of the Corporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) any amendment, alteration or repeal of any provision of the amended and restated articles of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect it adversely; provided, however, that the amendment of the amended and restated articles of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or Parity Stock or any shares of any class or series or any securities convertible into shares of any class or series of Parity Stock or Junior Stock shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;
     (ii) any amendment or alteration of the amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation; or
     (iii) consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case (i) shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Parity Stock and/or Junior Stock (whether such stock bears dividends on a cumulative or a non-cumulative basis) and/or the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.
          If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
          Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
     (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment for the Series A Preferred Stock that may be defective or inconsistent; or
     (ii) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the articles of amendment.
          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption .
          SECTION 8. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the amended and restated articles of incorporation of the Corporation.
          SECTION 9. Restatement of Articles. Upon any restatement of the amended and restated articles of incorporation of the Corporation, Sections 1 through 8 hereof shall be included in the amended and restated articles of incorporation under the heading “Series A Non-Cumulative Perpetual Preferred Stock” and this Section 9 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 8 may be changed for convenience of reference or for any other proper purpose.